Exhibit 99.2

ROBERTS REALTY INVESTORS, INC.

CONTACT:	FOR IMMEDIATE RELEASE
Greg M. Burnett	January 4, 2005
Chief Financial Officer

Telephone:  (770) 394-6000
Fax:               (770) 551-5914

ROBERTS REALTY INVESTORS, INC.
ACQUIRES 29 ACRES OF INVESTMENT PROPERTY

ATLANTA, GA – Roberts Realty Investors, Inc. (AMEX:RPI) announces that it purchased 29.48 acres of investment property in the North Atlanta submarket of Alpharetta, Georgia. The land was acquired from Cousins Properties Incorporated (NYSE:CUZ) on December 29, 2004 for $5,880,000. The property is located between Haynes Bridge Road and Mansell Road within a 220-acre master planned development known as Westside. The acquisition is part of a Section 1031 tax-deferred exchange using a portion of the proceeds from the July sale of the company’s St. Andrews at the Polo Club community, located in Palm Beach, Florida.

Mr. Charles S. Roberts, the company’s founder and CEO, stated: “The property is located on Westside Parkway, directly across Georgia 400 from the North Point Mall and Office Park and is adjacent to a proposed MARTA rail station. Westside is a new upscale mixed-use development which will be comprised of condominiums, office space, retail, university education and retirement housing. In addition, Westside will include Encore Park for the Arts, a 27-acre arts complex including a performing arts center and a 12,000-seat amphitheater. We are excited about being part of Westside and investing in the affluent community of Alpharetta.”

Roberts Realty Investors, Inc. invests in multi-family residential, office and retail properties in Atlanta, Charlotte and Palm Beach as a self-administered, self-managed equity real estate investment trust.

This press release contains forward-looking statements within the meaning of the securities laws. Although the company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the company’s actual results could differ materially from those anticipated in the forward-looking statements. Certain factors that might cause such a difference include, but are not limited to, the following: the 220-acre Westside development, of which only a 29.48 acre parcel is owned by the company, may not be developed as planned; the proposed MARTA rail station has not been funded and may never be built; and any alteration or delay in such development within Westside may adversely affect the value of the company’s land and its potential for development. For more information about other risks and uncertainties the company faces, please see the section in the company’s most recent quarterly report on Form 10-Q entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations – Disclosure Regarding Forward-Looking Statements.